Exhibit 10.32
Director Compensation as of February 2009
     Non-employee directors of Mylan Inc. receive $75,000 per year in cash compensation for their service on the Board. In addition, Milan Puskar receives an additional $200,000 per year for his service as Chairman. Non-employee directors are also reimbursed for actual expenses relating to meeting attendance.
     In addition:
•	The Chairperson of the Audit Committee receives an additional fee of $15,000 per year;

•	The Chairperson of the Compensation Committee receives an additional fee of $10,000 per year;

•	The Chairpersons of the Finance Committee, the Governance and Nominating Committee, and the Compliance Committee each receive an additional fee of $5,000 per year; and

•	Each Committee member receives an additional fee of $2,500 per year, for each Committee on which they serve.
     Non-employee directors, at the discretion of the full Board, are eligible to receive stock options or other awards under Mylan’s 2003 Long-Term Incentive Plan.